Exhibit 99.1

Thomas & Betts Corporation Reports Second Quarter 2009 Earnings

Net Sales $461.0 Million; Earnings per Share $0.43;

Full-Year Earnings Guidance Revised to $2.10 to $2.40 per Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--July 22, 2009--Thomas & Betts Corporation (NYSE:TNB) today reported net sales of $461.0 million for the second quarter 2009, down 28.1 percent year over year. Net earnings were $22.7 million or $0.43 per diluted share in the current quarter. A year ago, the company earned $2.54 per diluted share including unusual items which, on a net basis, contributed $1.63 per diluted share. These items included a $1.74 per share gain on the sale of the company’s minority interest in Leviton Manufacturing Company; a $0.13 benefit from a legal settlement; and a $0.24 non-cash tax charge.

The significant year-over-year sales decrease reflects weaker demand for electrical products used in construction, industrial maintenance and power distribution as well as commercial heating products. The stronger U.S. dollar negatively impacted sales by approximately $38 million, or six percent, when compared to last year.

“2009 has proven to be considerably more challenging than anticipated, with continued pressure in all of our key markets,” said Dominic J. Pileggi, chairman and chief executive officer. “The lack of any meaningful improvement in credit availability has crippled capital investment in the global industrial base and severely curtailed spending on construction projects. In addition, we have not yet seen any notable impact from government-initiated stimulus spending.”

“The result is an unprecedented decrease in demand. While we have responded aggressively by reducing headcount, freezing wages and cutting discretionary spending, it has not been possible to fully offset the earnings impact of such a significant drop in sales volume,” continued Pileggi.

Gross profit was 28.6 percent of net sales for the quarter compared to 31.2 percent last year. The decrease primarily reflects the impact of lower production volumes.

Selling, general and administrative expense (SG&A) declined to $93.0 million in the quarter from $100.5 million last year. SG&A in the second quarter of 2008 reflects a favorable $12.0 million legal settlement. SG&A was 20.2 percent of net sales in second quarter 2009 compared to 15.7 percent in the prior year.

Net interest expense was $8.4 million in the second quarter, down from $11.8 million last year primarily as a result of lower average debt outstanding. The effective tax rate in 2009 was 30 percent compared to 42 percent in the second quarter 2008. The 2008 second quarter effective tax rate was unusually high due to the previously noted gain on the Leviton sale and the non-cash tax charge.

SEGMENT RESULTS

Second quarter 2009 total segment earnings declined to $73.5 million from $127.5 million in the prior year. As a percent of net sales, segment earnings were 15.9 percent compared to 19.9 percent last year. The year-over-year decline in segment earnings is due to lower sales and production volumes and the impact of unfavorable foreign currency.

In the company’s Electrical segment, second quarter sales were $383.4 million, down 30.4 percent year over year. Foreign currency contributed approximately $36 million, or seven percent, to the sales decline. Volumes were lower across all market segments and geographies.

Electrical segment earnings were $58.8 million in the second quarter 2009 compared to $110.8 million last year. As a percent of sales, Electrical segment earnings were 15.3 percent compared to 20.1 percent in the prior-year period. The year-over-year decline reflects the negative impact of lower sales and production volumes as well as a stronger U.S. dollar.

Second quarter 2009 Steel Structures segment sales were $55.0 million, down slightly year over year. Segment earnings improved to $12.1 million or 22.1 percent of sales, largely due to favorable project mix.

HVAC segment sales declined to $22.7 million from $34.1 million in the prior year. HVAC earnings were $2.6 million. As a percent of sales, HVAC earnings were 11.3 percent, compared to 18.1 percent of sales last year. Weak demand in commercial construction markets contributed to the sales and earnings decline.

FIRST HALF RESULTS

For the six months ended June 30, 2009, net sales declined by 25.6 percent to $920.8 million compared to the first half of 2008. Underlying sales volumes in the first half declined in virtually all markets and geographies.

Segment earnings were $151.0 million or 16.4 percent of sales, compared to $239.3 million or 19.4 percent in the first half of 2008.

First half net earnings were $48.7 million or $0.92 per diluted share. This compares to $186.1 million last year or $3.20 per diluted share including the $1.63 net benefit from the previously noted unusual items.

CASH FLOW AND DEBT HIGHLIGHTS

Thomas & Betts ended the second quarter with $285 million in cash and equivalents and $623 million in total debt. At December 31, 2008, the company had $292 million in cash and $661 million in total debt. Strong inventory management contributed favorably to the first half cash flow performance. At June 30, 2009, the company had approximately $280 million of availability under its existing credit agreements.

2009 DIRECTIONAL GUIDANCE

“Our key markets – construction, industrial and utility – remain under significant pressure as a result of the continued credit crunch and lack of effective government-stimulus activity,” said Pileggi. “The second quarter – which is an important indicator for what to expect in construction markets for the year – was significantly weaker than we anticipated. Given these factors and our belief that our markets will not show meaningful improvement in the second half of the year, we have adjusted our earnings guidance and now expect full-year E.P.S. to be in the range of $2.10 to $2.40 per diluted share.”

Pileggi noted that the key risks to achieving these results continue to be: the availability of credit in key end markets; volatility in foreign currencies and commodity costs; and further deterioration in market conditions.

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2008, the company reported $2.5 billion in net sales.

The attached financial tables support the information in this news release:

Consolidated Statements of Operations
Segment Information
Consolidated Balance Sheets
Consolidated Statements of Cash Flows

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as “optimistic,” “trend,” “will,” and “believe.” These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. Accordingly, these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Risk Factors” section of the company’s Form 10-K for the fiscal year ended December 31, 2008 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call and webcast to discuss the company’s second quarter 2009 results on Wednesday, July 22, 2009 at 11:00 a.m. Eastern (10:00 a.m. Central). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight Eastern on July 29, 2009. To access the replay, please call 201-612-7415, account number 9517, pass code 319351.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year to Date

	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net sales	$460,996	$641,317	$920,831	$1,236,821

Cost of sales	329,053	441,342	651,480	850,585
Gross profit	131,943	199,975	269,351	386,236
Gross profit - % of net sales	28.6%	31.2%	29.3%	31.2%

Selling, general and administrative	93,038	100,489	185,648	216,774
Selling, general and administrative - % of net sales	20.2%	15.7%	20.2%	17.5%

Earnings from operations	38,905	99,486	83,703	169,462
Earnings from operations - % of net sales	8.4%	15.5%	9.1%	13.7%

Interest expense, net	(8,378)	(11,768)	(17,839)	(24,100)
Other (expense) income, net	1,845	(670)	3,750	(1,947)
Gain on sale of equity interest	-	169,684	-	169,684

Earnings before income taxes	32,372	256,732	69,614	313,099

Income tax provision	9,711	108,692	20,884	126,898
Effective tax rate	30.0%	42.3%	30.0%	40.5%

Net earnings from continuing operations	22,661	148,040	48,730	186,201

Loss from discontinued operations, net	-	(200)	-	(109)
				-
Net earnings	$22,661	$147,840	$48,730	$186,092

Basic earnings per share:
Continuing operations	$0.43	$2.56	$0.93	$3.22
Discontinued operations	-	-	-	-
Net earnings	$0.43	$2.56	$0.93	$3.22

Diluted earnings per share:
Continuing operations	$0.43	$2.54	$0.92	$3.20
Discontinued operations	-	-	-	-
Net earnings	$0.43	$2.54	$0.92	$3.20

Average shares outstanding:
Basic	52,283	57,819	52,449	57,788
Diluted	53,019	58,246	53,011	58,230

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year to Date

	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008

Net sales:
Electrical	$383,358	$550,795	$752,190	$1,059,565
Steel Structures	54,950	56,431	116,895	108,391
HVAC	22,688	34,091	51,746	68,865

Total net sales	$460,996	$641,317	$920,831	$1,236,821

Segment earnings:
Electrical	$58,773	$110,826	$116,213	$206,947
Steel Structures	12,118	10,545	26,548	20,587
HVAC	2,562	6,160	8,284	11,795

Total reportable segment earnings	$73,453	$127,531	$151,045	$239,329

Corporate expense	(11,810)	(3,572)	(23,008)	(16,834)
Depreciation and amortization expense	(19,205)	(21,158)	(37,993)	(43,198)
Share-based compensation expense	(3,533)	(3,315)	(6,341)	(9,835)
Interest expense, net and other (expense) income, net	(6,533)	(12,438)	(14,089)	(26,047)
Gain on sale of equity interest	-	169,684	-	169,684

Earnings before income taxes	$32,372	$256,732	$69,614	$313,099

Segment earnings - % of net sales:
Electrical	15.3%	20.1%	15.4%	19.5%
Steel Structures	22.1%	18.7%	22.7%	19.0%
HVAC	11.3%	18.1%	16.0%	17.1%
Total	15.9%	19.9%	16.4%	19.4%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$285,130	$292,494
Restricted cash	2,917	7,971
Receivables, net	236,627	229,160
Inventories	245,853	278,098
Other current assets	55,555	59,070
Total current assets	826,082	866,793

Net property, plant and equipment	296,583	299,077
Goodwill	891,464	880,410
Other intangible assets	261,707	274,672
Investments in unconsolidated companies	5,055	5,050
Other assets	84,650	84,600

Total assets	$2,365,541	$2,410,602

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$663	$148,751
Accounts payable	130,449	180,750
Accrued liabilities	108,274	138,553
Income taxes payable	6,734	7,947
Total current liabilities	246,120	476,001

Long-term debt, net of current maturities	622,441	512,193
Other long-term liabilities	274,510	277,751

Shareholders' equity	1,222,470	1,144,657

Total liabilities and shareholders' equity	$2,365,541	$2,410,602

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date

	June 30,	June 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$48,730	$186,092
Adjustments:
Depreciation and amortization	37,993	43,198
Share-based compensation expense	6,341	9,835
Gain on sale of equity interest	-	(169,684)
Changes in operating assets and liabilities, net(a):
Receivables	(6,520)	(54,371)
Inventories	33,450	(37,089)
Accounts payable	(51,191)	30,180
Accrued liabilities	(31,062)	(17,773)
Income taxes payable	(2,270)	89,658
Lamson & Sessions change in control payments	-	(12,685)
Other	12,959	17,119
Net cash provided by (used in) operating activities	48,430	84,480

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(21,117)	(18,690)
Purchases of businesses	-	(90,571)
Proceeds from sale of equity interest, net	-	280,000
Obligation from sale of equity interest	-	20,000
Restricted cash used for change in control payments	5,054	8,183
Other	937	245
Net cash provided by (used in) investing activities	(15,126)	199,167

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares	(11,139)	-
Revolving credit facility proceeds (repayments), net	110,000	(30,000)
Repayment of debt and other borrowings	(148,218)	(116,407)
Stock options exercised	270	1,068
Other	13	583
Net cash provided by (used in) financing activities	(49,074)	(144,756)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	8,406	(732)

Net increase (decrease) in cash and cash equivalents	(7,364)	138,159
Cash and cash equivalents at beginning of period	292,494	149,926
Cash and cash equivalents at end of period	$285,130	$288,085

Cash payments for interest	$20,443	$26,921
Cash payments for income taxes	$21,708	$27,468

(a) Net of foreign exchange and acquisition effects

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com